Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$21,248,970.00	$2,898.36

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2) Registration No. 333-180289 (To Prospectus dated March 22, 2012, Prospectus Supplement dated March 22, 2012 and Product Supplement STOCK STR-1 dated April 12, 2012)

2,124,897 Units $10 principal amount per unit CUSIP No. 40433X191	Pricing Date	September 26, 2013
	Settlement Date	October 4, 2013
	Maturity Date	October 6, 2014

Strategic Accelerated Redemption Securities® Linked to the Ford Motor Company

▪	Automatically callable if the Observation Level of the Underlying Stock on any Observation Date, occurring approximately six, nine, and twelve months after the pricing date, is at or above the Starting Value

▪	In the event of an automatic call, the amount payable per unit will be:

▪	$10.78750 if called on the first Observation Date

▪	$11.18125 if called on the second Observation Date

▪	$11.57500 if called on the final Observation Date

▪	If not called on the first or second Observation Dates, a maturity of approximately one year

▪	If not called, 1-to-1 downside exposure to decreases in the Underlying Stock beyond a 5% decline, with up to 95% of the Original Offering Price at risk

▪	All payments are subject to the credit risk of HSBC USA Inc.

▪	No interest payments

▪	No listing on any securities exchange

The notes are being issued by HSBC USA Inc. (“HSBC”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and costs. See “Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement STOCK STR-1.

The estimated initial value of the notes on the pricing date is $9.725 per unit, which is less than the public offering price listed below. The market value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on page TS-2 and “Risk Factors” beginning on page TS-6 of this term sheet for additional information.

_________________________

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this document, the accompanying product supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

__________________________________________________

	Per Unit	Total
Public offering price(1)	$ 10.000	$ 21,248,970.00
Underwriting discount(1)	$ 0.125	$ 265,612.12
Proceeds, before expenses, to HSBC	$ 9.875	$ 20,983,357.88

(1)	See as well “Supplement to the Plan of Distribution.”

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September 26, 2013

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Summary

The Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014 (the “notes”) are our senior unsecured debt securities and are not a direct or indirect obligation of any third party. The notes are not deposit liabilities or other obligations of a bank and are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction. The notes will rank equally with all of our other senior unsecured debt. Any payments due on the notes, including any repayment of principal, depends on the credit risk of HSBC and its ability to satisfy its obligations as they come due. The notes will be automatically called at the applicable Call Amount if the Observation Level of the common stock of Ford Motor Company (the “Underlying Stock”) on any Observation Date is equal to or greater than the Starting Value. If your notes are not called, you may lose a portion, which could be significant, of the principal amount of your notes. Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 Original Offering Price per unit and will depend on our credit risk and the performance of the Underlying Stock. See “Terms of the Notes” below.

The estimated initial value of the notes is less than the price you pay to purchase the notes. The estimated initial value was determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked notes, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the market prices for hedging arrangements related to the notes (which may include call options, put options or other derivatives). The difference in the borrowing rate, as well as the underwriting discount and the costs associated with hedging the notes, including the hedging related charge described below, reduced the economic terms of the notes (including the Call Amounts and Call Premiums). The notes are subject to an automatic call, and the initial estimated value is based on an assumed tenor of the notes.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement STOCK STR-1 dated April 12, 2012: http://www.sec.gov/Archives/edgar/data/83246/000114420412021272/v309120_424b2.htm
▪	Prospectus supplement dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
▪	Prospectus dated March 22, 2012: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Our Central Index Key, or CIK, on the SEC Website is 83246. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STOCK STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to HSBC.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪ You anticipate that the Observation Level of the Underlying Stock on any of the Observation Dates will be equal to or greater than the Starting Value, and, in that case, you accept an early exit from your investment.

▪ You accept that the return on the notes, if any, will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Underlying Stock is significantly greater than the applicable Call Premium.

▪ If the notes are not called, you accept that your investment will result in a loss, which could be significant, if the Ending Value is below the Threshold Value.

▪ You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪ You are willing to forgo dividends or other benefits of owning shares of the Underlying Stock.

▪ You are willing to accept that a secondary market is not expected to develop for the notes, and understand that the market prices for the notes, if any, may be less than the Original Offering Price and will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and the fees charged, as described on page TS-2.

▪ You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amounts and the Redemption Amount.

▪ You wish to make an investment that cannot be automatically called prior to maturity.

▪ You believe that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value.

▪ You anticipate that the Observation Level will be less than the Call Level on each Observation Date.

▪ You seek an uncapped return on your investment.

▪ You seek 100% return of principal at maturity.

▪ You seek interest payments or other current income on your investment.

▪ You want to receive dividends or other distributions paid on the Underlying Stock.

▪ You seek an investment for which there will be a liquid secondary market.

▪ You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Examples of Hypothetical Payments

The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Threshold Value, Call Level, Observation Levels, and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a Starting Value of 100.00;

2)	a Threshold Value of 95.00;

3)	a Call Level of 100.00;

4)	the term of the notes from October 4, 2013 to October 6, 2014;

5)	the Call Premium of 7.8750% of the Original Offering Price if the notes are called on the first Observation Date, 11.8125% if called on the second Observation Date, and 15.7500% if called on the final Observation Date; and

6)	Observation Dates occurring on March 21, 2014, June 20, 2014, and September 29, 2014 (the final Observation Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only. The actual Starting Value is 17.25, which was the Volume Weighted Average Price on the pricing date. For recent actual prices of the Underlying Stock, see “The Underlying Stock” section below. In addition, all payments on the notes are subject to issuer credit risk.

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Notes Are Called on an Observation Date

The notes will be called at $10.00000 plus the applicable Call Premium on one of the Observation Dates if the Observation Level is equal to or greater than the Call Level.

Example 1 – The Observation Level on the first Observation Date is 110.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $0.78750 = $10.78750 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 2 – The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.18125 = $11.18125 per unit. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 3 – The Observation Levels on the first and second Observation Dates are below the Call Level, but the Observation Level on the third and final Observation Date is 105.00. Therefore, the notes will be called at $10.00000 plus the Call Premium of $1.57500 = $11.57500 per unit.

Notes Are Not Called on Any Observation Date

Example 4 – The notes are not called on any Observation Date and the Ending Value is 97.00, which is greater than the Threshold Value. Therefore, the Redemption Amount per unit will be $10.00000.

Example 5 – The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the Original Offering Price. For example, if the Ending Value is 80.00, the Redemption Amount per unit will be:

Summary of the Hypothetical Examples
	Notes Are Called on an Observation Date			Notes Are Not Called on Any Observation Date
	Example 1	Example 2	Example 3	Example 4	Example 5
Starting Value	100.00	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00	100.00
Threshold Value	95.00	95.00	95.00	95.00	95.00
Observation Level on the First Observation Date	110.00	90.00	90.00	93.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	83.00	85.00	78.00
Observation Level on the Final Observation Date	N/A	N/A	105.00	97.00	80.00
Total Return of the Underlying Stock(1)	11.11%	6.88%	7.31%	-0.69%	-17.69%
Return of the Notes	7.8750%	11.8125%	15.7500%	0.0000%	-15.0000%
Call Amount / Redemption Amount per Unit	$10.78750	$11.18125	$11.57500	$10.00000	$8.50000

(1)	The total return of the Underlying Stock assumes:
(a)	the percentage change in the price of the Underlying Stock from the Starting Value to the Observation Level or Ending Value, as applicable;
(b)	a constant dividend yield of 2.30% per annum; and
(c)	no transaction fees or expenses.

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Risk Factors

We urge you to read the section “Risk Factors” in the product supplement and in the accompanying prospectus supplement. Investing in the notes is not equivalent to investing directly in the Underlying Stock. You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, with respect to the notes in light of your particular financial and other circumstances and the information set forth in this term sheet and the accompanying product supplement, prospectus supplement and prospectus.

In addition to the risks in the product supplement identified below, you should review “Risk Factors” in the accompanying prospectus supplement, including the explanation of risks relating to the notes described in the section “— Risks Relating to All Note Issuances.”

▪	If the notes are not called, your investment may result in a loss; you may not receive a return of some or substantially all of your principal.

▪	Your return, if any, is limited to the return represented by the applicable Call Premium.

▪	Your return on the notes may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity.

▪	Payments on the notes are subject to our credit risk.

▪	Your investment return may be less than a comparable investment directly in the Underlying Stock.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪	We cannot assure you that a trading market for your notes will ever develop or be maintained. MLPF&S is not obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪	The amount that you receive at maturity or upon a call will not reflect changes in the price of the Underlying Stock other than on the Observation Dates.

▪	The estimated initial value of the notes is less than the public offering price and may differ from the market value of the notes in the secondary market, if any. We determined the estimated initial value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. Different pricing models and assumptions could provide valuations for the notes that are different from our estimated initial value. The estimated initial value reflects the implied borrowing rate we use to issue market-linked notes, as well as the mid-market value of the hedging arrangements related to the notes (which may include call options, put options or other derivatives).

▪	Our implied borrowing rate for the issuance of these notes is lower than the rate we would use when we issue conventional fixed or floating rate debt securities. This is one of the factors that may result in the market value of the notes being less than their estimated initial value. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the estimated initial value of the notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the notes to be more favorable to you.

▪	The price of your notes in the secondary market, if any, immediately after the pricing date will be less than the public offering price. The public offering price takes into account certain costs, principally the underwriting discount, the hedging costs described on page TS-9 and the costs associated with issuing the notes. The costs associated with issuing the notes will be used or retained by us or one of our affiliates. If you were to sell your notes in the secondary market, if any, the price you would receive for your notes may be less than the price you paid for them.

▪	The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our respective affiliates would be willing to purchase your notes in the secondary market (if any exists) at any time. The price of your notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Underlying Stock and changes in market conditions, and cannot be predicted with accuracy. The notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the notes to maturity. Any sale of the notes prior to maturity could result in a loss to you.

▪	Purchases and sales by us, MLPF&S and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪	The notes are not insured by any governmental agency of the United States or any other jurisdiction.

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

▪	You will have no rights as a holder of the Underlying Stock, you will have no rights to receive shares of the Underlying Stock, and you will not be entitled to receive dividends or other distributions by the Underlying Company.

▪	The payments on the notes will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-23 of product supplement STOCK STR-1

▪	We and MLPF&S do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪	Our business activities and those of MLPF&S relating to the Underlying Company may create conflicts of interest with you.

▪	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-39 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We have not independently verified the accuracy or completeness of the following information. Ford Motor Company designs, manufactures, and services cars and trucks. The company also provides vehicle-related financing, leasing, and insurance through its subsidiary.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 37996.

This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. The Underlying Company will have no obligations with respect to the notes. None of us, MLPF&S, or any of our respective affiliates has participated or will participate in the preparation of the Underlying Company’s publicly available documents. None of us, MLPF&S, or any of our respective affiliates has made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of publicly available documents regarding the Underlying Company that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “F.”

Historical Data

The following table shows the quarterly high and low Closing Market Prices of the shares of the Underlying Stock on its primary exchange from the first quarter of 2008 through the pricing date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

		High ($)	Low ($)
2008	First Quarter	6.85	5.11
	Second Quarter	8.48	4.81
	Third Quarter	6.03	4.17
	Fourth Quarter	4.55	1.26

2009	First Quarter	2.94	1.58
	Second Quarter	6.41	2.74
	Third Quarter	8.44	5.35
	Fourth Quarter	10.20	6.84

2010	First Quarter	14.10	10.28
	Second Quarter	14.46	9.88
	Third Quarter	13.16	10.16
	Fourth Quarter	17.00	12.26

2011	First Quarter	18.79	14.01
	Second Quarter	15.79	12.78
	Third Quarter	14.12	9.62
	Fourth Quarter	12.51	9.37

2012	First Quarter	12.96	11.13
	Second Quarter	12.64	9.59
	Third Quarter	10.59	8.92
	Fourth Quarter	12.95	9.79

2013	First Quarter	14.30	12.13
	Second Quarter	15.90	12.44
	Third Quarter (through the pricing date)	17.66	15.74

This historical data on the Underlying Stock is not necessarily indicative of the future performance of the Underlying Stock or what the value of the notes may be. Any historical upward or downward trend in the price per share of the Underlying Stock during any period set forth above is not an indication that the price per share of the Underlying Stock is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Underlying Stock.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to the estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds the estimated initial value.

The value of the notes shown on your account statement provided by MLPF&S will be based on their estimate of the value of the notes if MLPF&S or one of its affiliates were to make a market in the notes, which it is not obligated to do. This estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, the issuer’s creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding HSBC or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the $10 per unit Original Offering Price and will depend on the performance of the Underlying Stock. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by MLPF&S seeking bids from market participants, which could include one of our affiliates and MLPF&S and its affiliates. These hedging arrangements take into account a number of factors, including the issuer’s creditworthiness, interest rate movements, the volatility of the Underlying Stock, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of the hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see "Risk Factors—General Risks Relating to the Notes” beginning on page S-9 and “Use of Proceeds” on page S-18 of product supplement STOCK STR-1.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

▪	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

▪	You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as pre-paid derivative contracts with respect to the Underlying Stock that requires you to pay us at inception an amount equal to the purchase price of the notes and that entitles you to receive at maturity or upon earlier redemption an amount in cash linked to the level of the Underlying Stock.

▪	Under this characterization and tax treatment of the notes, a U.S. Holder (as defined on page S-39 of product supplement STOCK STR-1) generally will recognize capital gain or loss upon receipt of a cash payment at maturity or upon a sale, exchange, redemption, retirement or other disposition of the notes . This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year, and otherwise will be short-term capital gain or loss. Accordingly, if the notes are called on the first or second Observation Date, your capital gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses is subject to limitations.

▪	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

▪	Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the accompanying prospectus supplement), will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-42 of product supplement STOCK STR-1) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-39 of product supplement STOCK STR-1.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the notes offered by this term sheet have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to the Common Stock of Ford Motor Company, due October 6, 2014

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Strategic Accelerated Redemption Securities®” is a registered service mark of Bank of America Corporation, the parent company of MLPF&S.

Strategic Accelerated Redemption Securities®	TS-11